JOY GLOBAL INC.	News Release

Contacts:
Joy Global - Donald C. Roof Chief Financial Officer 414-319-8517	FRB|Weber Shandwick - Georganne Palffy Analyst Contact 312-640-6768

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR THIRD QUARTER 2003

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  EPS of $0.13 up from $0.05 in Q2; Net income of $6.5 million vs. prior-year loss of $(1.3) million
  Aftermarket revenues increase 10% over Q2 and 21% over year ago
  Higher gross margins reflect product mix and manufacturing improvements
  EBITDA of $30 million vs. $25 million in Q2 and $20 million a year ago
  Pension funding payments of $44 million made from operating cash flow with no increase in net debt

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Milwaukee, WI - August 28, 2003 - Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the third quarter ended August 2, 2003. Net sales for the quarter totaled $300 million, compared to $302 million in the third quarter of last year. Aftermarket revenues increased substantially both sequentially and quarter over quarter. The increase in the aftermarket revenues is attributable to improvements in many geographical markets even though these revenues were up only slightly in the underground mining segment in the U.S. Gross margin improved significantly over the prior-year due to a higher mix of aftermarket revenues, improved mix of OE revenues and various cost improvement activities.

Net income totaled $6.5 million, or $.13 per fully-diluted share, in the third quarter, compared with a loss of $(1.3) million, or $(.02) per share, in the third quarter last year. Operating income and EBITDA amounted to $15.9 million and $30.1 million, respectively, for the quarter, versus $5.6 million and $20.3 million, respectively, in the corresponding quarter of fiscal 2002.

“We were very pleased with the aftermarket parts and services business this quarter, with revenues totaling $232 million in the quarter. Both our underground and surface mining businesses contributed to these stronger operational results. Given the continued weak copper and coal markets, we are also pleased to see the favorable impact an increase in our aftermarket business had on overall performance. Although we have yet to see a significant increase in capital spending in these markets, we are beginning to see some positive trends,” commented John Hanson, Chairman, President and CEO.

P&H Mining Equipment

Net sales for the quarter at P&H Mining Equipment totaled $134 million, a 23% increase from the $109 million reported in the third quarter of fiscal 2002. This increase is due to significantly improved aftermarket parts and service revenues which reflect the strength seen in the second quarter of this year. Operating income was $9.0 million in the quarter versus operating income of $2.9 million in the third quarter of last year. EBITDA increased by 76%, totaling $14.4 million for the quarter versus $8.1 million in the corresponding quarter last year. These improvements were driven by stronger gross profit margins resulting from the improved aftermarket mix, higher original equipment margins and the fact that OE production was shut down for much of the year ago quarter.

“We are pleased with the improved results seen in the quarter at P&H. Original equipment conditions, however, remain soft and shovel orders for the industry continue at the depressed levels we have experienced since the middle of 2001. Our Life Cycle Management Strategy has achieved success in driving aftermarket revenues higher by providing increased service levels to our customers while controlling spending and other costs,” Hanson continued.

Joy Mining Machinery

Net sales for the third quarter at Joy Mining Machinery totaled $166 million compared to sales in the third quarter of 2002 of $193 million. This decrease was primarily due to the “lumpy” nature of OE revenues as the third quarter had essentially no longwall roof support sales. Operating income was $12.2 million in the current quarter versus operating income of $7.5 million in the corresponding quarter last year. EBITDA amounted to $21.0 million for the third quarter of 2003 versus $16.9 million in the same quarter last year. Cost improvements quarter to quarter included strategic sourcing benefits, improved warranty expenses and progress on the manufacturing rationalization project. In addition, the third quarter last year included a roof support order with a low margin due to poor project execution.

Mr. Hanson commented, “The third quarter saw some recovery in Joy’s aftermarket parts and services business, particularly in South Africa and Australia. However, U.S. coal related markets continue to negatively impact our operating results. Coal production in the U.S. is no longer declining compared to last year, though underground production still is not showing definitive signs of a recovery.”

Other Items

As previously announced, the company funded certain pension obligations, with a total U.S. pension funding payment of $44 million made during the quarter. This payment is expected to reduce the future funding requirements to approximately $5 million through calendar year 2004. Despite this payment, net debt remained constant at $116 million with operating cash flow offsetting the additional payments. The company remains financially sound, with a net debt to EBITDA ratio of only 1.26 and liquidity of over $180 million. An anticipated reduction of advance payments and progress billings from customers during the fourth quarter is not likely to be offset by other working capital changes so that there will probably be an increase in net debt by the end of fiscal 2004. The company also redeemed $12.6 million in industrial revenue bonds in July which will result in lower interest expense in future quarters.

Market Overview and Outlook

“The strengthening of our aftermarket parts and service business in the third quarter was a welcome sign,” remarked Mr. Hanson. “U.S. coal production, while slowly recovering from the low levels of the past several quarters, remains constrained as coal producers maintain their production discipline and demand has reflected the somewhat cool summer weather conditions in many parts of the country.”

“Many international coal markets remain challenged by the adverse impact of currency exchange rates and weak global economic growth. The bright spot remains China, which is reported to have increased production by almost 20% in the first half of the year. Quoting activity in China for our types of coal mining equipment has increased recently, and we remain optimistic that this market represents a significant opportunity for us. Our service center in Baotou, China is scheduled for completion in September and will greatly enhance our ability to service our customers in that market. Finally, copper prices have improved somewhat over the last couple of months and production, particularly in South America, is beginning to increase. These improvements, however, do not yet appear to be supported by increased demand, other than in China.”

Mr. Hanson concluded,“We are still cautious about predicting a short term recovery in the commodity markets. Overall copper demand will be dependent on global economic recoveries. Domestic U.S. coal markets remain weak despite lower inventory levels, improving spot market prices and higher natural gas prices. However, our aftermarket business does appear to be gradually recovering and conventional equipment, such as continuous miners, is in stronger demand. This should provide a basis for improved performance over the next 12 months. We believe that the increased costs in areas like health care, business insurance, and pensions will be offset by the benefits we are beginning to realize from our continuous improvement activities including our current manufacturing rationalization projects.”

“The outlook for the coming 12 months is consistent with last quarter’s guidance. We expect revenues will be in the range of $1.15-1.30 billion. The anticipated mix of product revenues should produce operating earnings in the range of $53-68 million. This should result in EBITDA in the range of $110-125 million since depreciation and amortization are estimated to be $52 million and restructuring charges are estimated to be $5 million. We anticipate this will result in earnings per share in the range of $.37-.55 in the next 12 months.”

Third Quarter Conference Call

Management will discuss third quarter 2003 results on a conference call to be held at 11:00 AM EDT on August 28, 2003. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S., and 706-679-0637 elsewhere, both with an access code 2156527#. A rebroadcast of the call will be available until the close of business on September 11, 2003 by dialing 800-642-1687 or 706-645-9291, access code 2156527#. Additionally, a webcast of the call will be accessible until September 25, 2003 on the Joy Global Inc. web site at: http://www.joyglobal.com/investorrelations/confcalls.jsp.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before fresh-start, restructuring charges, and losses on the early retirement of debt. EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because it is used in financial covenants under our credit facilities and management believes it a useful indicator of our operating results and our ability to meet debt service requirements. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from net income computed under GAAP to EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information or future events. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the timing of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could have a material adverse effect on our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; the need to comply with covenants in our debt agreements may limit cash flow available to invest in the ongoing needs of our businesses; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Net sales	$300,091	$302,304	$838,140	$877,881
Costs and expenses:
Cost of sales	224,810	244,472	637,802	745,439
Product development, selling and administrative expenses	59,776	52,442	175,484	162,339
Restructuring charges	1,044	-	3,212	-
Other income	(1,406)	(178)	(1,996)	(1,224)
Operating income (loss)	15,867	5,568	23,638	(28,673)

Interest expense,net	(5,390)	(6,811)	(16,895)	(22,143)
Loss on early retirement of debt	(261)	-	(261)	(8,100)
Income (loss) before reorganization items	10,216	(1,243)	6,482	(58,916)

Reorganization items - income (expense)	(450)	-	(546)	5,761
Income (loss) before income taxes and minority interest	9,766	(1,243)	5,936	(53,155)

(Provision) benefit for income taxes	(3,225)	385	(2,525)	20,565
Minority interest	-	(408)	-	(1,421)
Net income (loss)	$6,541	$(1,266)	$3,411	$(34,011)

Net income (loss) per share:
Basic	$0.13	$(0.02)	$0.07	$(0.68)
Diluted	$0.13	$(0.02)	$0.07	$(0.68)

Weighted average shares outstanding:
Basic	50,229	50,228	50,229	50,150
Diluted	50,588	50,228	50,393	50,150

Quarterly financial information, including a Condensed Statement of Cash Flows and accompanying notes, will be available on the Company’s quarterly report on Form 10Q to be filed with the Securities and Exchange Commission on or before September 16, 2003.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	August 2, 2003	November 2, 2002
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$90,436	$70,906
Accounts receivable, net	167,190	171,534
Inventories	432,448	418,557
Other current assets	36,772	39,110
Total current assets	726,846	700,107

Property, plant and equipment, net	224,993	233,174
Intangible assets, net	180,907	190,541
Other assets	139,561	133,517
Total assets	$1,272,307	$1,257,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term debt	$4,341	$3,032
Trade accounts payable	84,346	73,492
Employee compensation and benefits	40,468	54,490
Income taxes payable	27,151	32,102
Advance payments and progress billings	57,937	26,244
Other accrued liabilities	132,404	128,045
Total current liabilities	346,647	317,405

Long-term debt	202,942	215,085

Other non-current liabilities	348,131	363,003

Minority interest	-	11,230

Shareholders’ equity	374,587	350,616

Total liabilities and shareholders’ equity	$1,272,307	$1,257,339

Quarterly financial information, including a Condensed Statement of Cash Flows and accompanying notes, will be available on the Company’s quarterly report on Form 10Q to be filed with the Securities and Exchange Commission on or before September 16, 2003.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands except per share amounts)

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	Quarter ended		Nine Months Ended

	August 2,	August 3,	August 2,	August 3,
	2003	2002	2003	2002

EARNINGS PER SHARE RECONCILIATION:
Earnings (Loss) Per Share
Reported Diluted EPS	$ 0.13	$ (0.02)	$ 0.07	$ (0.68)
Effect of Fresh-Start Inventory Adjustment (1)	-	0.02	-	0.63
Loss on Early Retirement of Debt (2)	-	-	-	0.10
Elimination of Minority Interest	-	0.01	-	0.03
Earnings (Loss) Per Share after Listed Items (3)	$ 0.13	$ 0.01	$ 0.07	$ 0.08
Average Number of Shares Outstanding	50,588	50,228	50,393	50,150
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RECONCILIATION OF NET INCOME TO EBITDA:
Consolidated:
Net Income (Loss)	$ 6,541	$ (1,266)	$ 3,411	$ (34,011)
Minority Interest	-	408	-	1,421
Provision (Benefit) for Income Taxes	3,225	(385)	2,525	(20,565)
Loss on Early Retirement of Debt	261	-	261	8,100
Reorganization Items	450	-	546	(5,761)
Interest Expense, Net	5,390	6,811	16,895	22,143
Operating Income (Loss)	15,867	5,568	23,638	(28,673)
Restructuring Charges	1,044	-	3,212	-
Fresh-Start Inventory Adjustment	-	2,019	-	53,342
Depreciation	9,243	8,966	27,399	27,387
Amortization	3,915	3,739	11,922	18,696
Consolidated EBITDA	$ 30,069	$ 20,292	$ 66,171	$ 70,752
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BREAKDOWN OF EBITDA:
Underground Mining Machinery	$ 21,015	$ 16,867	$ 49,155	$ 64,942
Surface Mining Equipment	14,351	8,143	32,363	19,065
Corporate	(5,297)	(4,718)	(15,347)	(13,255)
Consolidated EBITDA	$ 30,069	$ 20,292	$ 66,171	$ 70,752

NOTES:

  Calculation is based on gross amount of the inventory adjustment net of effective tax rate of 40%.
  Calculation is based on gross amount of the loss on early retirement of debt net of effective tax rate of 40%.
  Earnings (Loss) Per Share after Listed Items shown excludes any positive effects from the elimination of increased depreciation and amortization expense arising from the application of fresh-start accounting, or the benefits of available net operating losses in determining cash vs. book taxes.

BREAKDOWN OF SALES REVENUE:	Quarter ended		Nine Months Ended

	August 2,	August 3,	August 2,	August 3,
	2003	2002	2003	2002

Net Sales By Operation:
Underground Mining Machinery	$ 166,050	$ 193,274	$ 473,703	$ 575,445
Surface Mining Equipment	134,041	109,030	364,437	302,436
Total Sales By Operation	$ 300,091	$ 302,304	$ 838,140	$ 877,881
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Net Sales By Product Stream:
Aftermarket Revenues	$ 231,784	$ 191,738	$ 623,347	$ 596,942
Original Equipment	68,307	110,566	214,793	280,939
Total Sales By Product Stream	$ 300,091	$ 302,304	$ 838,140	$ 877,881
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Net Sales By Geography:
United States	$ 143,610	$ 156,803	$ 406,916	$ 498,136
Rest of World	156,481	145,501	431,224	379,745
Total Sales By Geography	$ 300,091	$ 302,304	$ 838,140	$ 877,881
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CASH FLOW DATA:
Depreciation and Amortization:
Underground Mining Machinery	7,956	7,397	23,637	28,290
Surface Mining Equipment	5,162	5,258	15,560	17,638
Consolidated (1)	14,043	13,667	41,980	48,732
Changes in Net Working Capital Items, Increase (Decrease)	(5,644)	38,745	6,504	29,806
Property, Plant and Equipment Acquired	8,882	4,347	17,368	12,571
Cash Interest Paid	2,194	2,070	13,618	16,960
Cash Taxes Paid	1,744	4,907	14,237	18,218
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BOOKINGS DATA:
Underground Mining Machinery	$ 164,539	$ 138,094	$ 513,853	$ 531,487
Surface Mining Equipment	108,361	178,369	347,266	388,781
Total Bookings	$ 272,900	$ 316,463	$ 861,119	$ 920,268
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	Amounts as of
	August 2,	May 3,	February 1,	November 2,
	2003	2003	2003	2002

BACKLOG DATA:
Underground Mining Machinery	$ 166,336	$ 167,847	$ 162,833	$ 126,186
Surface Mining Equipment	113,590	139,270	131,387	130,761
Total Backlog	$ 279,926	$ 307,117	$ 294,220	$ 256,947

NOTES:

 1.   Including the amortization of financing fees.